EXHIBIT 21.1
                        INTERLINK COMPUTER SCIENCES, INC.

Interlink Computer Sciences, SARL
Interlink Computer Sciences, SA (Switzerland)
Interlink Computer Sciences, GmbH
Interlink Computer Sciences, LTD
Interlink Computer Sciences, Espania
Interlink HARBOR Ltd., Canada
Interlink Software Engineering, LTD